PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated November 17, 2000)    Registration Statement No. 333-49434,
                                                 333-56055, 333-68663, 333-79221
                                                                   and 333-62814


                                  $800,000,000

                                    TXU CORP.

                 6.375% Series J Senior Notes due June 15, 2006

                                 --------------


     TXU Corp. will pay interest on these securities on June 15 and December 15 of each year, commencing on December 15, 2001, at the rate of 6.375% per annum. Interest will accrue from, and include, the date of initial issuance.

     TXU Corp. may redeem these securities, in whole or in part, at its option, at any time prior to their maturity at a redemption price equal to the greater of (i) 100% of the principal amount of the securities being redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the securities being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 20 basis points, plus, in each case, accrued interest on those securities to the redemption date. See SPECIFIC TERMS OF THE SENIOR NOTES herein.

     These securities are unsecured senior debt securities of TXU Corp. and will rank equally with all of TXU Corp.'s other senior and unsubordinated indebtedness.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                    PER
                                                SENIOR NOTE           TOTAL
                                                -----------           -----

Public Offering Price (1)....................     99.482%         $795,856,000
Underwriting Discount........................      0.600%           $4,800,000
Proceeds to TXU Corp. (before expenses)......     98.882%         $791,056,000
(1) Plus accrued interest, if any, from June 15, 2001, if settlement is after that date.

     The underwriters are offering these securities subject to the terms and conditions set forth in the underwriting agreement. See UNDERWRITING herein. The underwriters expect to deliver these securities through the book-entry facilities of The Depository Trust Company on or about June 15, 2001.


                                 LEHMAN BROTHERS

JPMORGAN                                                            UBS WARBURG

June 8, 2001.

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                            Page
                                                                            ----

About This Prospectus Supplement.........................................   S-2
Use of Proceeds..........................................................   S-3
Selected Consolidated Financial Data of TXU Corp. and Subsidiaries.......   S-3
Specific Terms of the Senior Notes ......................................   S-5
Underwriting.............................................................   S-8
Experts..................................................................   S-9


                                   PROSPECTUS

About This Prospectus....................................................     2
Where You Can Find More Information......................................     2
TXU Corp.................................................................     3
TXU Capital III and TXU Capital IV.......................................     3
Use of Proceeds..........................................................     4
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined
  Fixed Charges and Preferred Dividends..................................     4
Description of TXU Corp. Preference Stock................................     4
Description of Debt Securities...........................................     6
Description of TXU Capital's Preferred Trust Securities and Common
  Trust Securities.......................................................    15
Description of the Guarantee.............................................    22
Description of the Junior Subordinated Debentures........................    25
Material United States Federal Income Tax Matters With Respect to
  the Preferred Trust Securities.........................................    34
Plan of Distribution.....................................................    36
Experts and Legality.....................................................    37


                        ABOUT THIS PROSPECTUS SUPPLEMENT

     You should read this prospectus supplement along with the prospectus that follows. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. TXU Corp. has not authorized any other person to provide you with different information. TXU Corp. is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

                                 USE OF PROCEEDS

     The information in this section adds to the information in the USE OF PROCEEDS section on page 4 of the accompanying prospectus. Please read these two sections together.

     TXU Corp. intends to use the proceeds to repay outstanding commercial paper and for general corporate purposes. At June 8, 2001, TXU Corp. had an aggregate of $2.451 billion of commercial paper outstanding, which had maturities of up to 104 days and bore interest at rates ranging from 4.25% to 5.99% per annum.

       SELECTED CONSOLIDATED FINANCIAL DATA OF TXU CORP. AND SUBSIDIARIES

                          (IN MILLIONS, EXCEPT RATIOS)

     The following material, which is presented in this prospectus supplement solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the prospectus. In the opinion of TXU Corp., all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the three months ended March 31, 2001 have been made.


                             INCOME STATEMENT DATA


                                      TWELVE MONTHS ENDED DECEMBER 31,      THREE MONTHS ENDED MARCH 31,
                              -----------------------------------------------     -----------------
                                1996     1997      1998      1999      2000         2000     2001
                              -------- --------  --------  --------  --------     -------- --------
                                                                                      (UNAUDITED)
                              -------- --------  --------  --------  --------     -----------------
Income statement data (a):
  Operating Revenues........    $6,551   $7,946   $14,736   $17,118   $22,009       $4,776   $8,375
  Net Income................    $  754   $  660   $   740   $   985   $   916       $  193   $  201
  Ratio of Earnings to
   Fixed Charges............      2.18     2.14      1.84      1.87      1.74         1.67     1.69

(a) The income statement data for the three months ended March 31, 2001 and March 31, 2000, respectively, is not necessarily indicative of the results that may be expected for an entire year.

            CONSOLIDATED CAPITALIZATION OF TXU CORP. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT PERCENTAGES)

                                                                            ADJUSTED(A)
                                                                -----------------------------------
                                                OUTSTANDING
                                              AT MARCH 31, 2001      AMOUNT           PERCENT
                                              ----------------- ----------------- -----------------
Capitalization (Unaudited):
 Long-term Debt,
  less amounts due currently..................    $14,538           $15,338            62.5%
Preferred Stock of subsidiaries:
    Subject to mandatory redemption...........         21                21
    Not subject to mandatory redemption.......        190               190
                                              ----------------- -----------------
     Total Preferred Stock of subsidiaries....        211               211             0.9
Preferred Securities of Subsidiary Trust
 of TXU Europe Limited........................        150               150             0.6
Mandatorily Redeemable Preferred Securities
 of Trusts Holding Junior Subordinated
 Debentures of Obligors (b):
     TXU Corp. obligated .....................        368               368             1.5
     Subsidiary obligated ....................        976               976             4.0
Preference Stock of TXU Corp..................        300               300             1.2
Common Stock Equity...........................      7,199             7,199            29.3
                                              ----------------- ----------------- -----------------
 Total Capitalization.........................    $23,742           $24,542           100.0
                                              ================= ================= =================

(a) To give effect to the issuance of $800,000,000 in principal amount of 6.375% Series J Senior Notes due June 15, 2006 being offered by this prospectus supplement. Adjusted amounts do not reflect any possible future sales from time to time by TXU Corp., TXU Electric Company, TXU Gas Company or other subsidiaries of TXU Corp. of additional debt and equity securities as needed, including the possible future sale: (i) by TXU Electric Company of up to $25 million of cumulative preferred stock and an aggregate of $924 million of cumulative preferred stock, first mortgage bonds, debt securities and/or preferred securities of subsidiary trusts, and (ii) by TXU Gas Company of up to $400 million of debt securities and/or preferred securities of subsidiary trusts, all of which are currently registered with the Securities and Exchange Commission for offering pursuant to Rule 415 under the Securities Act of 1933.

(b) The sole assets of such trusts consist of junior subordinated debentures of TXU Corp., TXU Electric Company or TXU Gas Company, as the case may be, in principal amounts, and having other payment terms, corresponding to the securities issued by such trusts.

                       SPECIFIC TERMS OF THE SENIOR NOTES

     The following information in this section supplements and should be read in conjunction with the statements under DESCRIPTION OF DEBT SECURITIES beginning on page 6 of the accompanying prospectus.

GENERAL

     TXU Corp. is offering $800,000,000 aggregate principal amount of its 6.375% Series J Senior Notes due June 15, 2006. These securities are referred to in this prospectus supplement as the "Senior Notes."

     TXU Corp. will issue the Senior Notes as a new series of debt securities under the Indenture, dated as of June 1, 2001, between TXU Corp. and The Bank of New York, as Trustee. Under the Indenture, TXU Corp. may issue an unlimited amount of additional debt securities, including additional Senior Notes.

INTEREST AND INTEREST PAYMENT DATES

     Interest on the Senior Notes will:

     o    Be payable in U.S. dollars;

     o Be payable semi-annually in arrears on June 15 and December 15 of each year (each, an "interest payment date"), commencing December 15, 2001, and at maturity;

     o Be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and for any interest period shorter than a full month, on the basis of the actual number of days elapsed in such period;

     o Originally accrue from, and include, the date of initial issuance (expected to be on or about June 15, 2001); and

     o Be paid to the persons in whose names the Senior Notes are registered at the close of business (1) on the business day prior to each interest payment date if the Senior Notes remain in book-entry only form or (2) on the 15th calendar day before each interest payment date if the Senior Notes do not remain in book-entry only form. See - "Book-Entry Only Issuance --The Depository Trust Company" below.

     The period commencing on an interest payment date and ending on the day preceding the next preceding interest payment date is called an "interest period," provided that the initial interest period will commence on the date of initial issuance.

REDEMPTION

     TXU Corp. may redeem the Senior Notes, in whole or in part, at its option, at any time prior to their maturity. TXU Corp. will give notice of its intent to redeem the Senior Notes at least 30 days but no more than 60 days prior to the redemption date. If TXU Corp. redeems all or any part of the Senior Notes, it will pay a redemption price equal to the greater of

     o    100% of the principal amount of the Senior Notes being redeemed, and

     o the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in each case, accrued interest on those Senior Notes to the redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the H. 15 Daily Update of the Federal Reserve Bank or (ii) if such release (or any successor release) is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotations actually obtained by the Trustee for such redemption date.

     "H.15(519)" means the weekly statistical release entitled "H.15 (519) Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with TXU Corp.

     "Reference Treasury Dealer" means each of Lehman Brothers Inc., J.P. Morgan Securities Inc. and UBS Warburg LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), TXU Corp. shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     If at the time notice of redemption is given, the redemption moneys are not on deposit with the Trustee, then the redemption shall be subject to their receipt on or before the redemption date and such notice shall be of no effect unless such moneys are received.

     Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

BOOK-ENTRY ONLY - THE DEPOSITORY TRUST COMPANY

     The Senior Notes will trade through The Depository Trust Company ("DTC"). The Senior Notes will be represented by a global certificate and registered in the name of Cede & Co., DTC's nominee.

     DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities for its participants. DTC facilitates settlement of securities transactions among its participants through electronic computerized book-entry changes in the participants' accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies and clearing corporations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Others who maintain a custodial relationship with a participant can use the

DTC system. The rules that apply to DTC and those using its systems are on file with the Securities and Exchange Commission.

     Purchases of the Senior Notes within the DTC system must be made through participants, which will receive a credit for the Senior Notes on DTC's records. The beneficial ownership interest of each purchaser will be recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased Senior Notes. Beneficial owners will not receive certificates for their Senior Notes, except if use of the book-entry system for the Senior Notes is discontinued.

     To facilitate subsequent transfers, all Senior Notes deposited by participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of the Senior Notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Senior Notes. DTC's records reflect only the identity of the participants to whose accounts such Senior Notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them.

     Redemption notices will be sent to Cede & Co. If less than all of the Senior Notes are being redeemed, DTC's practice is to determine by lot the amount of Senior Notes of each participant to be redeemed.

     Neither DTC nor Cede & Co. will itself consent or vote with respect to Senior Notes. Under its usual procedures, DTC would mail an omnibus proxy to TXU Corp. as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Senior Notes are credited on the record date. TXU Corp. believes that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Senior Notes.

     Payments of redemption proceeds, principal of, and interest on the Senior Notes will be made to DTC. DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the Trustee or TXU Corp. Payment of redemption proceeds, principal and interest to DTC is the responsibility of TXU Corp. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

     Except as provided in this prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the Senior Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Senior Notes.

     DTC may discontinue providing its services as securities depository with respect to the Senior Notes at any time by giving reasonable notice to TXU Corp. In the event no successor securities depository is obtained, certificates for the Senior Notes will be printed and delivered. If TXU Corp. decides to discontinue use of the DTC system of book-entry transfers, certificates for the Senior Notes will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that TXU Corp. believes to be reliable, but TXU Corp. does not take responsibility for the accuracy of this information.

                                  UNDERWRITING

     TXU Corp. is selling the Senior Notes to the underwriters named in the table below pursuant to an underwriting agreement dated the date of this prospectus supplement. TXU Corp. has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of Senior Notes set forth opposite that underwriter's name in the table below:

                                                             Principal Amount of
                         Underwriters                           Senior Notes
                         ------------                           ------------

          Lehman Brothers Inc.........................           $560,000,000
          J.P. Morgan Securities Inc..................           $120,000,000
          UBS Warburg LLC.............................           $120,000,000
                                                                 ------------
          Total.......................................           $800,000,000
                                                                 ============

     Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Senior Notes if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriter may be increased or the underwriting agreement may be terminated. The underwriters will sell the Senior Notes to the public when and if the underwriters buy the Senior Notes from TXU Corp.

     The Senior Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any Senior Notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to 0.35% of the principal amount of Senior Notes. Any such securities dealers may resell any Senior Notes purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to 0.20% of the principal amount of Senior Notes. If all of the Senior Notes are not sold at the initial public offering price, the underwriters may change the offering price and other selling terms.

     TXU Corp. does not plan to list the Senior Notes on any securities exchange and there is no established trading market for the Senior Notes. TXU Corp. has been advised by the underwriters that they intend to make a market in the Senior Notes. The underwriters are not obligated to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Senior Notes.

     In order to facilitate the offering of the Senior Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Senior Notes for their own accounts. In addition, to cover overallotments or to stabilize the price of the Senior Notes, the underwriters may bid for, and purchase, the Senior Notes in the open market. Any of these activities may stabilize or maintain the market price of the Senior Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     TXU Corp. estimates that its expenses in connection with the offer and sale of the Senior Notes will be $570,000.

     TXU Corp. has agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

     Certain of the underwriters and their affiliates engage in transactions with, and perform services for, TXU Corp., its subsidiaries and its affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with TXU Corp., its subsidiaries and its affiliates.

                                     EXPERTS

     The information in this section adds to the information in the EXPERTS AND LEGALITY section beginning on page 37 of the accompanying prospectus. Please read these two sections together.

     The consolidated financial statements of TXU Corp. and subsidiaries included in the Annual Report of TXU Corp. on Form 10-K for the year ended December 31, 2000, and incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in said Annual Report of TXU Corp. on Form 10-K, and have been incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS



                                  $675,000,000
                                AGGREGATE AMOUNT

                                 ---------------

                                    TXU CORP.

                                PREFERENCE STOCK
                                       AND
                                 DEBT SECURITIES

                                  -------------

                                 TXU CAPITAL III
                                 TXU CAPITAL IV

                           PREFERRED TRUST SECURITIES

                   FULLY AND UNCONDITIONALLY GUARANTEED AS SET
                                 FORTH HEREIN BY

                                    TXU CORP.

              -----------------------------------------------------

       We will provide specific terms of these securities, their offering prices and how they will be offered in supplements to this prospectus.
 You should read this prospectus and any supplement carefully before you invest.

              -----------------------------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated November 17, 2000.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may, over a period we currently do not expect to exceed two years, sell combinations of the securities described in this prospectus in one or more offerings up to a total dollar amount of $675,000,000. This amount includes $400,000,000 of debt securities, preference stock and preferred trust securities registered under earlier registration statements. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

     For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

     TXU Corp., a Texas corporation which changed its name from Texas Utilities Company on May 15, 2000, was formed in 1997 as a holding company. TXU Corp. owns all of the outstanding common stock of its predecessor company, Texas Energy Industries, Inc. now known as TXU Energy Industries Company. TXU Corp. files annual, quarterly and special reports, proxy statements and other information with the SEC under File No. 1-12833. Before TXU Corp. began filing quarterly and annual reports with the SEC, TXU Energy Industries Company filed those reports under its old name, Texas Utilities Company, File No. 1-3591. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities described in this prospectus.

o    TXU Corp.'s Annual Report on Form 10-K for the year ended December 31,
     1999.

o TXU Corp.'s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

o TXU Corp.'s Current Reports on Form 8-K filed with the SEC on March 13, 2000, March 15, 2000, May 16, 2000, August 1, 2000, August 18, 2000 and
     September 15, 2000.

     You may request a copy of these filings at no cost, by writing or contacting TXU Corp. at the following address: Secretary, TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; telephone number (214) 812-4600.

                                    TXU CORP.

     TXU Corp. is a multinational energy services holding company with operations primarily in the United States, Europe and Australia.

     Through its direct and indirect subsidiaries, TXU Corp. engages in:

     o the generation, purchase, transmission, distribution and sale of electricity;

     o    the purchase, transmission, distribution and sale of natural gas;

     o    energy marketing; and

     o    energy services, telecommunications and other businesses.

     TXU Corp.'s principal subsidiaries are:

     o TXU Electric Company, an electric utility company engaged in the generation, purchase, transmission, distribution and sale of electric energy in the north-central, eastern and western parts of Texas;

     o TXU Gas Company, an integrated company focused on natural gas gathering, transmission and distribution, and the marketing of natural gas and electricity in the north-central, eastern and western parts of Texas and wholesale and retail marketing of natural gas and electricity in several areas of the United States; and

     o TXU Europe Limited, which is the holding company for TXU Corp.'s United Kingdom and other European operations and includes Eastern Electricity plc, the largest supplier (retailer) and distributor of electricity in England and Wales. Subsidiaries of TXU Europe Limited also include one of the largest generators of electricity and one of the largest retail suppliers of natural gas in the United Kingdom, and an energy trading company that manages price and volume risks associated with energy related businesses.

     TXU Corp.'s Australian operations are owned by TXU Australia Holdings (Partnership) Limited Partnership. Its principal operating subsidiaries include TXU Electricity Limited (formerly known as Eastern Energy Limited), which purchases, distributes and retails electricity in the State of Victoria, Australia, the gas operations of TXU Networks (Gas) Pty. Ltd. (formerly known as Westar Limited), which distributes natural gas in Victoria, and TXU Pty. Ltd. (formerly known as Kinetik Energy Limited) which retails natural gas in Victoria. In June 2000, a subsidiary of TXU Australia Holdings (Partnership) Limited Partnership entered into a 100-year lease of the assets of the South Australian electricity generator, Optima Energy Pty. Ltd. which operates power stations in South Australia that have total power generating capacity of 1,280 megawatts and supply approximately 28% of South Australia's electricity needs.

     TXU Corp. also owns 50% of Pinnacle One Partners, L.P., a joint venture that owns TXU Communications Ventures Company, a diversified telecommunications provider competing primarily in the Texas market.

     Other wholly-owned subsidiaries perform specialized functions within the TXU Corp. system.

     The principal executive offices of TXU Corp. are located at 1601 Bryan Street, Dallas, Texas 75201 and its telephone number is (214) 812-4600.

                       TXU CAPITAL III AND TXU CAPITAL IV

     TXU Capital III and TXU Capital IV are identical Delaware business trusts, and each will be referred to in this prospectus as TXU Capital. Each was created pursuant to a separate trust agreement among TXU Corp. as depositor of TXU Capital, The Bank of New York as the property trustee, The Bank of New York (Delaware) as the Delaware trustee and one or more administrative trustees appointed by TXU Corp. Each trust agreement will be amended and restated substantially in the form filed as an exhibit to the registration statement. TXU Capital exists only to issue its preferred trust securities and common trust securities and to hold the junior subordinated debentures of TXU Corp. as trust assets. All of the common trust securities will be owned by TXU Corp. The common trust securities will represent at least 3% of the total capital of TXU Capital. Payments on any distribution payment date or redemption date will be made on the common trust securities pro rata with the preferred trust securities, except that the common trust securities' right to payment will be subordinated to the rights of the preferred trust securities if there is a default under the trust agreement. TXU Capital has a term of approximately 40 years, but may dissolve earlier as provided in the trust agreement. TXU Capital's business and affairs will be conducted by its administrative trustees. The office of the Delaware trustee in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of TXU Capital is c/o TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201.

                                 USE OF PROCEEDS

     Unless otherwise described in a prospectus supplement, the net proceeds from the offering of the securities will be used for general corporate purposes of TXU Corp., which may include the repayment of short-term indebtedness.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
       RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

     The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends for TXU Corp. for each of the years ended December 31, 1995 through 1999 and for the six months ended June 30, 2000 are set forth in the table below. The ratios for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for an entire year. For the year ended December 31, 1995, fixed charges exceeded earnings by $235 million. The year ended December 31, 1995 was affected by the write-down in value of some of the nonperforming assets of TXU Corp.'s subsidiaries, including TXU Electric Company's partially completed Twin Oak and Forest Grove lignite-fueled facilities and the New Mexico coal reserves of a subsidiary, as well as several minor assets. That write-down, on an after-tax basis, amounted to $802 million.

                                                         Ratio of Earnings
                                 Ratio of Earnings   to Combined Fixed Charges
          Period                  to Fixed Charges     and Preferred Dividends
          ------                  ----------------     -----------------------

Year ended December 31, 1995           0.72                     0.72
Year ended December 31, 1996           2.18                     2.18
Year ended December 31, 1997           2.14                     2.14
Year ended December 31, 1998           1.84                     1.84
Year ended December 31, 1999           1.87                     1.87
Six months ended June 30, 2000         1.72                     1.72


                    DESCRIPTION OF TXU CORP. PREFERENCE STOCK

     TXU Corp. is authorized to issue 50,000,000 shares of preference stock, $25 par value. Currently, 10,000,000 shares of TXU Corp.'s Series A Preference Stock are authorized and are reserved for issuance pursuant to TXU Corp.'s share rights plan described below, 3,000 shares of TXU Corp.'s Flexible Money Market Cumulative Preference Stock, Series B, are authorized and are outstanding and 810,000 shares of TXU Corp.'s Mandatorily Convertible Single Reset Preference Stock, Series C, are authorized and are outstanding.

     TXU Corp. has adopted a share rights plan pursuant to which shareholders were given rights to purchase TXU Corp.'s Series A preference stock. These rights have certain anti-takeover effects. Unless and until certain events occur, these rights are not exercisable and trade with shares of the common stock.

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of preference stock will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. as well as to all holders of debt of TXU Corp. Many of these subsidiaries have outstanding indebtedness, and TXU Gas Company and TXU Electric Company have outstanding shares of preferred stock.

     The Texas Business Corporation Act and the Restated Articles of Incorporation and Restated Bylaws of TXU Corp. determine the rights and privileges of holders of preference stock. The information below is a summary of those terms. For a fuller understanding of those terms, you should read the corporate documents, which have been filed with the SEC, and the Texas corporate law.

     TXU Corp. may issue one or more series of preference stock without the approval of its shareholders. The preference stock of all series will rank equally as to dividends and distributions upon liquidation or dissolution of TXU Corp.

     Some terms of a series may differ from those of another series. A prospectus supplement will describe those different terms. They will also be described in a Statement of Resolution Establishing a Series of Preference Stock. That document also will be filed in Texas and with the SEC, and you should read it for a full understanding of any special terms of a series. These terms will include any of the following that apply to that series:

     o    The title of that series of preference stock;

     o    The number of shares in the series;

     o The dividend rate or how such rate will be determined and the dividend payment dates for the series of preference stock;

     o    Whether the series will be listed on a securities exchange;

     o The date or dates on which the series of preference stock may be redeemed at the option of TXU Corp. and any restrictions on such redemptions;

     o Any sinking fund or other provisions that would obligate TXU Corp. to repurchase, redeem or retire the series of preference stock;

     o The amount payable on the series of preference stock in case of the liquidation, dissolution or winding up of TXU Corp. and any additional amount, or method of determining such amount, payable in case any such event is voluntary; and

     o Any rights to convert the shares of that series of preference stock into shares of another series or into shares of any other class of capital stock.

     Shares of preference stock issued by TXU Corp. will be fully paid and non-assessable.

     TXU Corp. must first pay all dividends due on preference stock before it pays dividends to holders of its common stock. Upon any dissolution or liquidation of TXU Corp., amounts due to holders of preference stock will be paid before any distribution of assets to holders of common stock.

     TXU Corp. has issued junior subordinated debentures in connection with preferred trust securities previously issued by its subsidiaries, TXU Capital I and TXU Capital II. TXU Corp. has a right, from time to time, to delay interest payments for those junior subordinated debentures for up to 20 consecutive quarters. TXU Corp. may issue, from time to time, additional junior subordinated debentures in connection with the preferred trust securities described in this prospectus. TXU Corp. may have a similar right to delay interest payments for those additional junior subordinated debentures. If TXU Corp. exercises any right to delay an interest payment, it would not be able to pay dividends on its common stock or preference stock during the extension period. For a further description of TXU Corp.'s rights to delay payment, read DESCRIPTION OF TXU CAPITAL'S PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES in this prospectus.

     The holders of preference stock have voting rights only in the following circumstances:

     o If dividends have not been paid for four full quarters, holders of preference stock may elect one-third of TXU Corp.'s Board of Directors or two directors, whichever is greater;

     o If dividends have not been paid for eight full quarters, holders of preference stock may elect a majority of TXU Corp.'s full Board of Directors;

     o TXU Corp. needs the approval of the holders of two-thirds of the outstanding shares of the preference stock in order to make the following changes in its capital structure:

          - Authorizing a new class of stock that ranks senior to the preference stock as to dividends or liquidation rights or any security that could be converted into or exercised to acquire any new senior class of stock, and

          - Materially altering the Restated Articles of Incorporation in such a way as to change the terms of the preference stock, unless the change does not affect every series of preference stock, in which case holders of only those series affected may vote.

TXU Corp. will notify holders of preference stock of any meeting at which they may vote. Shares of preference stock have no preemptive rights.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be TXU Corp.'s direct unsecured general obligations. The debt securities will be senior debt securities. The debt securities will be issued under one or more separate indentures between TXU Corp. and The Bank of New York as trustee under each indenture.

     Material terms of the debt securities and each indenture are summarized below. The form of the indenture was filed with the SEC, and you should read the indenture for provisions that may be important to you. The indenture will be qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act for provisions that apply to the debt securities. Whenever particular provisions or defined terms in the indenture are referred to under this DESCRIPTION OF DEBT SECURITIES, those provisions or defined terms are incorporated by reference in this prospectus.

     The debt securities will rank equally with all of TXU Corp.'s other senior and unsubordinated debt.

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of debt securities will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. All these subsidiaries have outstanding indebtedness, and TXU Gas Company and TXU Electric Company have outstanding shares of preferred stock.

     A prospectus supplement and an officer's certificate relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include any of the following terms that apply to that series:

o    The title of the debt securities;

o    Any limit upon the total principal amount of the debt securities;

o The dates on which the principal of the debt securities will be payable and how it will be paid;

o The interest rate or rates which the debt securities will bear, or how the rate or rates will be determined, the interest payment dates for the debt securities and the regular record dates for interest payments;

o    Any right to delay the interest payments for the debt securities;

o The percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

o Any date or dates on which the debt securities may be redeemed at the option of TXU Corp. and any restrictions on those redemptions;

o Any sinking fund or other provisions that would obligate TXU Corp. to repurchase or otherwise redeem the debt securities;

o Any changes or additions to the events of default under the indenture or changes or additions to the covenants of TXU Corp. under the indenture;

o If the debt securities will be issued in denominations other than multiples of $1,000;

o If payments on the debt securities may be made in a currency or currencies other than United States dollars;

o Any rights or duties of another person to assume the obligations of TXU Corp. with respect to the debt securities;

o    Any collateral, security, assurance or guarantee for the debt securities;
     and

o Any other terms of the debt securities not inconsistent with the terms of the indenture.

     (Indenture, Section 301.)

     The indenture does not limit the principal amount of debt securities that TXU Corp. may issue.

     TXU Corp. may sell debt securities at a discount below their principal amount. United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the prospectus supplement. In addition, important United States federal income tax or other tax considerations applicable to any debt securities denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

     Except as may otherwise be described in the applicable prospectus supplement, the covenants contained in the indenture will not afford holders of debt securities protection in the event of a highly-leveraged transaction involving TXU Corp.

PAYMENT AND PAYING AGENTS

     Except as may be provided in the prospectus supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name that debt security is registered as of the close of business on the regular record date for the interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a date between 10 and 15 days before the date proposed by TXU Corp. for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it workable. (Indenture, Section 307.)

     Unless otherwise specified in the prospectus supplement, principal, premium, if any, and interest on the debt securities at maturity will be payable upon presentation of the debt securities at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Corp. TXU Corp. may change the place of payment on the debt securities, may appoint one or more additional paying agents (including TXU Corp.) and may remove any paying agent, all at the discretion of TXU Corp. (Indenture, Section 602.)

REGISTRATION AND TRANSFER

     Unless otherwise specified in the prospectus supplement, the transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the offices of TXU Business Services Company in Dallas, Texas. TXU Corp. may change the place for registration of transfer and exchange of the debt securities and may designate additional places for registration and exchange. (Indenture, Section 602.) Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the debt securities. However, TXU Corp. may require payment to cover any tax or other governmental charge that may be imposed. TXU Corp. will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any debt security during the 15 days before giving any notice of redemption or (b) any debt security selected for redemption except the unredeemed portion of any debt security being redeemed in part. (Indenture, Section 305.)

DEFEASANCE

     TXU Corp. will be discharged from its obligations on the debt securities of a particular series if it deposits with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of debt securities. (Indenture, Section 701.)

LIMITATION ON LIENS

     The indenture provides that, except as otherwise specified with respect to a particular series of debt securities, TXU Corp. will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Subsidiary, as defined below, now or hereafter owned by TXU Corp., to secure any Indebtedness, as defined below, without also securing the outstanding debt securities, and all other Indebtedness entitled to be so secured, equally and ratably with the Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured.

     This restriction does not apply to, or prevent the creation or any extension, renewal or refunding of:

     (1) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time it is acquired by TXU Corp. or within one year after that time to secure the purchase price for the capital stock;

     (2) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time it is acquired by TXU Corp., whether or not the secured obligations are assumed by TXU Corp.; or

     (3) any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that either:

          (a) the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within that 30 day period, and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

          (b) the payment of each lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

          (c) so long as each lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

     For purposes of the restriction described in the preceding paragraph, "Indebtedness" means:

     (1) all indebtedness created or assumed by TXU Corp. for the repayment of money borrowed;

     (2) all indebtedness for money borrowed secured by a lien upon property owned by TXU Corp. and upon which indebtedness for money borrowed TXU Corp. customarily pays interest, although TXU Corp. has not assumed or become liable for the payment of the indebtedness for money borrowed; and

     (3) all indebtedness of others for money borrowed which is guaranteed as to payment of principal by TXU Corp. or in effect guaranteed by TXU Corp. through a contingent agreement to purchase the indebtedness for money borrowed, but excluding from this definition any other contingent obligation of TXU Corp. in respect of indebtedness for money borrowed or other obligations incurred by others.

     "Subsidiary" means a corporation in which more than 50% of the outstanding voting stock is owned, directly or indirectly, by TXU Corp. and/or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

     Notwithstanding the foregoing, except as otherwise specified in the officer's certificate setting out the terms of a particular series of debt securities, TXU Corp. may, without securing the debt securities, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien, in addition to liens expressly permitted as described in the preceding paragraphs, upon, capital stock of any Subsidiary now or hereafter owned by TXU Corp. to secure any Indebtedness, which would otherwise be subject to the foregoing restriction, in an aggregate amount which, together with all other such Indebtedness, does not exceed 5% of Consolidated Capitalization. For this purpose, "Consolidated Capitalization" means the sum of:

     (1)  Consolidated Shareholders' Equity;

     (2) Consolidated Indebtedness for money borrowed, which is total indebtedness as shown on the consolidated balance sheet of the Company and its Subsidiaries, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

     (3) any preference or preferred stock of TXU Corp. or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions.

     The term "Consolidated Shareholders' Equity", as used above, means the total Assets of TXU Corp. and its Consolidated Subsidiaries less all liabilities of TXU Corp. and its Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation:

     (1) indebtedness secured by property of TXU Corp. or any of its Consolidated Subsidiaries whether or not TXU Corp. or the Consolidated Subsidiary is liable for the payment of the indebtedness unless, in the case that TXU Corp. or the Consolidated Subsidiary is not so liable, the property has not been included among the Assets of TXU Corp. or the Consolidated Subsidiary on the balance sheet;

     (2)  deferred liabilities; and

     (3) indebtedness of TXU Corp. or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of TXU Corp. or such Consolidated Subsidiary.

     As used in this definition, "liabilities" includes preference or preferred stock of TXU Corp. or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

     The term "Consolidated Subsidiary", as used above, means at any date any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of TXU Corp. in its consolidated financial statements as of that date.

     The "Assets" of any person means the whole or any part of its business, property, assets, cash and receivables. The term "Consolidated Indebtedness" means total indebtedness as shown on the consolidated balance sheet of TXU Corp. and its Consolidated Subsidiaries.

     As of June 30, 2000, the Consolidated Capitalization of TXU Corp. was approximately $25.7 billion.

     For situations in which the limitation on liens will not apply, see -- "Assignment of Obligations" below.

ASSIGNMENT OF OBLIGATIONS

     TXU Corp. may assign its obligations under the debt securities and the indenture to a wholly-owned subsidiary, provided that no event of default under the indenture, or event which with the passage of time or the giving of required notice, or both, would become an event of default under the indenture, has occurred and is continuing. The subsidiary must assume in writing TXU Corp.'s payment obligations under the debt securities and under the indenture. TXU Corp. must fully and unconditionally guarantee payment of the obligations of the assuming subsidiary under the debt securities and the indenture.

     If such an assignment is made, unless the terms of the assigned debt securities state otherwise, TXU Corp. will be released and discharged from all its other obligations under the debt securities and the indenture. In that case, any covenants made by TXU Corp. with respect to the debt securities would become solely covenants of, and would relate only to, the subsidiary. Unless the terms of the assigned debt securities state otherwise, there would be no limitation on liens on the capital stock of TXU Corp.'s subsidiaries.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

     Under the terms of the indenture, TXU Corp. may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o The surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Corp.'s obligations on all debt securities and under the indenture;

     o Immediately after giving effect to the transaction, no event of default under the indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

     o TXU Corp. shall have delivered to the trustee an officer's certificate and an opinion of counsel as provided in the indenture.

     The terms of the indenture do not restrict TXU Corp. in a merger in which TXU Corp. is the surviving entity. (Indenture, Section 1101.)

EVENTS OF DEFAULT

     "Event of default" when used in the indenture with respect to any series of debt securities, means any of the following:

     o Failure to pay interest on any debt security for 30 days after it is due;

     o Failure to pay the principal of or any premium on any debt security when due;

     o Failure to perform any other covenant in the indenture, other than a covenant that does not relate to that series of debt securities, that continues for 90 days after TXU Corp. receives written notice from the trustee, or TXU Corp. and the trustee receive a written notice from the holders of 33% in aggregate principal amount of the debt securities of that series;

     o Events of bankruptcy, insolvency or reorganization of TXU Corp. specified in the indenture; or

     o Any other event of default included in any supplemental indenture or officer's certificate for a specific series of debt securities.

     (Indenture, Section 801.)

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

REMEDIES

     If an event of default under the indenture for any series of debt securities occurs and continues, the trustee or the holders of at least 33% in aggregate principal amount of all the debt securities of the series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the indenture, only the trustee or holders of at least 33% in aggregate principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

     At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default under the indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o TXU Corp. has paid or deposited with the trustee a sum sufficient to pay:

          (1)  all overdue interest on all debt securities of the series;

          (2) the principal of and premium, if any, on any debt securities of the series which have otherwise become due and interest that is currently due;

          (3)  interest on overdue interest; and

          (4)  all amounts due to the trustee under the indenture; and

     o Any other event of default under the indenture with respect to the debt securities of that series has been cured or waived as provided in the indenture.

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Corp. (Indenture, Section 802.)

     Other than its duties in case of an event of default under the indenture , the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default under the indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. (Indenture, Section 812.) The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture.

     No holder of debt securities of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

     o The holder has previously given to the trustee written notice of a continuing event of default under the indenture;

     o The holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under the indenture shall have occurred and be continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

     o The trustee has failed to institute any proceeding for 60 days after notice.

     (Indenture, Section 807.)

     However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date. (Indenture, Section 808.)

     TXU Corp. will provide to the trustee an annual statement by an appropriate officer as to TXU Corp.'s compliance with all conditions and covenants under the indenture. (Indenture, Section 606.)

MODIFICATION AND WAIVER

     Without the consent of any holder of debt securities issued under an indenture, TXU Corp. and the trustee may enter into one or more supplemental indentures for any of the following purposes:

     o To evidence the assumption by any permitted successor of the covenants of TXU Corp. in the indenture and in the debt securities;

     o To add additional covenants of TXU Corp. or to surrender any right or power of TXU Corp. under the indenture;

     o    To add additional events of default under the indenture;

     o To change or eliminate or add any provision to the indenture; provided, however, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

          (1) when the consent of the holders of debt securities of such series has been obtained in accordance with the indenture; or

          (2) when no debt securities of the affected series remain outstanding under the indenture;

     o To provide collateral security for all but not part of the debt securities;

     o To establish the form or terms of debt securities of any other series as permitted by the indenture;

     o To provide for the authentication and delivery of bearer securities and coupons appertaining thereto;

     o To evidence and provide for the acceptance of appointment of a successor trustee;

     o To provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

     o To change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to TXU Corp. may be served; or

     o To cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture; provided that the action does not adversely affect the interests of the holders of debt securities of any series in any material respect.

     (Indenture, Section 1201.)

     The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive compliance by TXU Corp. with some restrictive provisions of the indenture. (Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. (Indenture, Section 813.)

     If the Trust Indenture Act is amended after the date of the indenture in such a way as to require changes to the indenture, the indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. TXU Corp. and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding is required for all other modifications to the indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

     o Change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

     o Reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

     o Modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected thereby.

     (Indenture, Section 1202.)

     A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of any other series.

     The indenture provides that debt securities owned by TXU Corp. or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

     TXU Corp. may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but TXU Corp. shall have no obligation to do so. If TXU Corp. fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of these debt securities. A transferee will be bound by acts of the trustee or TXU Corp. in reliance thereon, whether or not notation of that action is made upon the debt security. (Indenture, Section 104.)

RESIGNATION OF A TRUSTEE

     A trustee may resign at any time by giving written notice to TXU Corp. or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and TXU Corp. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Corp. has delivered to the trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Indenture, Section 910.)

NOTICES

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for debt securities. (Indenture, Section 106.)

TITLE

     TXU Corp., the trustee, and any agent of TXU Corp. or the trustee, may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

GOVERNING LAW

     The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

INFORMATION ABOUT THE TRUSTEE

     The trustee under the indenture will be The Bank of New York. In addition to acting as trustee, The Bank of New York, as described in this prospectus, also acts as property trustee under the trust agreement, the guarantee trustee under the guarantee and the debenture trustee under the subordinated indenture; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and other affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of their businesses.

    DESCRIPTION OF TXU CAPITAL'S PREFERRED TRUST SECURITIES AND COMMON TRUST
                                   SECURITIES

     TXU Capital will issue preferred trust securities and common trust securities under a trust agreement. The preferred trust securities will represent preferred undivided beneficial interests in the assets of TXU Capital and will entitle their holders to a preference over the common trust securities with respect to distributions and amounts payable on redemption or liquidation. Material terms of the trust agreement are summarized below. The form of trust agreement was filed with the SEC and you should read the trust agreement for provisions that may be important to you. The trust agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the preferred trust securities. Wherever particular defined terms of the trust agreement are referred to, those defined terms are incorporated in this prospectus by reference.

     The preferred trust securities and common trust securities issued by TXU Capital will be substantially the same except that, if TXU Capital fails to make required payments, the rights of TXU Corp. as the holder of the common trust securities to payment of distributions and upon liquidation or redemption will be subordinated to the rights of the holders of the preferred trust securities. If there is a continuing event of default under the subordinated indenture described below, holders of the preferred trust securities may vote to appoint, remove or replace any of trustees of TXU Capital. All of the common trust securities of TXU Capital will be owned by TXU Corp.

     TXU Corp. will fully and unconditionally guarantee payments due on the preferred trust securities through a combination of the following:

     o    TXU Corp.'s obligations under the junior subordinated debentures;

     o The rights of holders of preferred trust securities to enforce those obligations;

     o    TXU Corp.'s agreement to pay the expenses of TXU Capital; and

     o TXU Corp.'s guarantee of payments due on the preferred trust securities to the extent of TXU Capital's assets.

     No single one of the documents listed above standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee by TXU Corp. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by TXU Corp. of the preferred trust securities.

     TXU Capital will use the proceeds from the sale of the preferred trust securities and common trust securities to purchase junior subordinated debentures from TXU Corp. in an aggregate principal amount equal to the aggregate liquidation preference amount of the preferred trust securities and the common trust securities. The junior subordinated debentures will be issued under one or more separate subordinated indentures between TXU Corp. and The Bank of New York, as debenture trustee under each indenture. The property trustee will hold the junior subordinated debentures in trust for the benefit of the holders of the preferred trust securities and common trust securities. (Trust Agreement, Section 2.09.)

     A prospectus supplement relating to the preferred trust securities will include specific terms of those securities and of the junior subordinated debentures. For a description of some specific terms that will affect both the preferred trust securities and the junior subordinated debentures and your rights under each, see DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES below.

DISTRIBUTIONS

     The only income of TXU Capital available for distribution to the holders of preferred trust securities will be payments on the junior subordinated debentures. If TXU Corp. does not make interest payments on the junior subordinated debentures (or does not pay the expenses of TXU Capital), TXU Capital will not have funds available to pay distributions on preferred trust securities. The payment of distributions, if and to the extent TXU Capital has sufficient funds available for the payment of such distributions, is guaranteed on a limited basis by TXU Corp.

     So long as there is no default in the payment of interest on the junior subordinated debentures, TXU Corp. may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods. As a consequence, distributions on preferred trust securities would be deferred during any such period. Interest would, however, continue to accrue. If TXU

Corp. extends the interest period or is in default under the guarantee or with respect to payments on the junior subordinated debentures, TXU Corp. may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of Common Stock of TXU Corp.;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock; or

     o    Make any guarantee payments with respect to any of the above.

     Any extension period with respect to payment of interest on the junior subordinated debentures, or any extended interest payment period in respect of other securities issued under the subordinated indenture or on any similar securities, will apply to all securities of the same type. Those extensions will also apply to distributions on preferred trust securities and common trust securities and all other securities with terms substantially the same as preferred trust securities and common trust securities. Before an extension period ends, TXU Corp. may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Corp. may select a new extended interest payment period. No interest period may be extended beyond the maturity of the junior subordinated debentures.

REDEMPTION OF PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES

     Whenever junior subordinated debentures are repaid, whether at maturity or earlier redemption, the proceeds will be applied to redeem a like amount of preferred trust securities and common trust securities. Holders of preferred trust securities and common trust securities will be given not less than 30 nor more than 60 days' notice of any redemption.

REDEMPTION PROCEDURES

     Preferred trust securities will be redeemed at the redemption price plus accrued and unpaid distributions with the proceeds from the contemporaneous redemption of junior subordinated debentures. Redemptions of the preferred trust securities shall be made on a redemption date only if TXU Capital has funds available for the payment of the redemption price plus accrued and unpaid distributions. (Trust Agreement, Section 4.02(c).)

     Notice of redemption of preferred trust securities will be irrevocable. On or before the redemption date, TXU Capital will irrevocably deposit with the paying agent for preferred trust securities sufficient funds and will give the paying agent irrevocable instructions and authority to pay the redemption price plus accrued and unpaid distributions to the holders upon surrender of their preferred trust securities. Distributions payable on or before a redemption date will be payable to the holders on the record date for the distribution payment. If notice is given and funds are deposited as required, then on the redemption date all rights of holders of the preferred trust securities called for redemption will cease, except the right of the holders to receive the redemption price plus accrued and unpaid distributions, and the preferred trust securities will cease to be outstanding. No interest will accrue on amounts payable on the redemption date. In the event that any date fixed for redemption of preferred trust securities is not a business day, then payment will be made on the next business day. No interest will be payable because of any such delay. If payment of preferred trust securities called for redemption is improperly withheld or refused and not paid either by TXU Capital or by TXU Corp. pursuant to the guarantee, distributions on such preferred trust securities will continue to accrue to the date of payment. That date will be considered the date fixed for redemption for purposes of calculating the redemption price plus accrued and unpaid distributions. (Trust Agreement, Section 4.02(d).)

     Subject to applicable law, including United States federal securities law, TXU Corp. may purchase outstanding preferred trust securities by tender, in the open market or by private agreement.

     If preferred trust securities are partially redeemed on a redemption date other than as a result of an event of default under the trust agreement, a corresponding percentage of the common trust securities will be redeemed. The particular preferred trust securities to be redeemed shall be selected not more than 60 days before the redemption date by the property trustee by such method as the property trustee shall deem fair, taking into account the denominations in which they were issued. The property trustee shall promptly notify the preferred trust security registrar in writing of the preferred trust securities selected for redemption and, where applicable, the partial amount to be redeemed. (Trust Agreement, Section 4.02(f).)

SUBORDINATION OF COMMON TRUST SECURITIES

     Payment of distributions on, and the redemption price, plus accrued and unpaid distributions, of, the preferred trust securities and common trust securities shall be made proportionally based on the liquidation preference amount. However, if on any distribution payment date or redemption date an event of default under the trust agreement has occurred and is continuing, no payment on any common trust security shall be made until all payments due on the preferred trust securities have been made. In that case, funds available to the property trustee will first be applied to the payment in full of all distributions on, or the redemption price plus accrued and unpaid distributions, of, preferred trust securities then due and payable. (Trust Agreement, Section 4.03(a).)

     If an event of default under the trust agreement results from an event of default under the subordinated indenture, the holders of common trust securities cannot take action with respect to the trust agreement default until the effect of all defaults with respect to preferred trust securities has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement with respect to preferred trust securities has been cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of preferred trust securities and not the holders of the common trust securities. Only holders of preferred trust securities will have the right to direct the property trustee to act on their behalf. (Trust Agreement, Section 4.03(b).)

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     TXU Capital will be dissolved and shall be liquidated by the property trustee on the first to occur of:

     o    The expiration of the term of TXU Capital;

     o    The bankruptcy, dissolution or liquidation of TXU Corp.;

     o    Redemption of all of the preferred trust securities;

     o The entry of an order for dissolution of TXU Capital by a court of competent jurisdiction; and

     o    At any time, at the election of TXU Corp.

     (Trust Agreement, Sections 9.01 and 9.02.)

     If an early dissolution occurs because of bankruptcy, dissolution or liquidation of TXU Corp., if all the preferred trust securities are redeemed, or if TXU Corp. so elects, TXU Capital will be liquidated by the property trustee as expeditiously as the property trustee determines to be appropriate. The property trustee will provide for the satisfaction of liabilities of creditors, if any, and distribute to each holder of the preferred trust securities and common trust securities a proportionate amount of junior subordinated debentures. If a distribution of junior subordinated debentures is determined by the property trustee not to be practical, holders of the preferred trust securities will be entitled to receive, out of the assets of TXU Capital after adequate provision for the satisfaction of liabilities of creditors, if any, an amount equal to the aggregate liquidation preference of the preferred trust securities plus accrued and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because TXU Capital has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by TXU Capital on the preferred trust securities shall be paid to the holders proportionally based on the total liquidation preference amount of the preferred trust securities they hold. TXU Corp., as holder of the common trust securities, will be entitled to receive distributions upon any dissolution proportionally with the holders of the preferred trust securities, except that if an event of default has occurred and is continuing under the subordinated indenture or if a default has occurred under the subordinated indenture but has not become an event of default solely because of the requirement that time lapse or notice be given, the preferred trust securities shall have a preference over the common trust securities upon dissolution of TXU Capital. (Trust Agreement, Section 9.04.)

EVENTS OF DEFAULT; NOTICE

     Any one of the following events will be an event of default under the trust agreement whether it will be voluntary or involuntary or be effected by operation of law or in accordance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

     o The occurrence of an event of default under the subordinated indenture;

     o Default by TXU Capital in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days;

     o Default by TXU Capital in the payment of any redemption price, plus accrued and unpaid distributions, of any preferred trust security or common trust security when it becomes due and payable;

     o Default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement which is not dealt with above, and the continuation of that default or breach for a period of 60 days after notice to TXU Capital by the holders of preferred trust securities having at least 10% of the total liquidation preference amount of the outstanding preferred trust securities; or

     o The occurrence of specified events of bankruptcy or insolvency with respect to TXU Capital.

     (Trust Agreement, Section 1.01.)

     Within ninety business days after the occurrence of any event of default under the trust agreement, the property trustee will transmit to the holders of preferred trust securities and common trust securities and TXU Corp. notice of any default actually known to the property trustee, unless that default has been cured or waived. (Trust Agreement, Section 8.02.)

     A holder of preferred trust securities may directly institute a proceeding to enforce payment when due directly to the holder of the preferred trust securities of the principal of or interest on junior subordinated debentures having a principal amount equal to the aggregate liquidation preference amount of the holder's preferred trust securities. The holders of preferred trust securities have no other rights to exercise directly any other remedies available to the holder of the junior subordinated debentures unless the trustees under the trust agreement fail to do so. (Trust Agreement, Section 6.01(a).)

     Unless an event of default under the subordinated indenture has occurred and is continuing, the holder of the common trust securities may remove the property trustee at any time. If an event of default under the subordinated indenture has occurred and is continuing, the holders of a majority of the total liquidation preference amount of the outstanding preferred trust securities may remove the property trustee. Any resignation or removal of the property trustee will take effect only on the acceptance of appointment by the successor property trustee. (Trust Agreement, Section 8.10.)

MERGER OR CONSOLIDATION OF THE PROPERTY TRUSTEE OR THE DELAWARE TRUSTEE

     If the property trustee or the Delaware trustee merge, consolidate with another entity, or if any entity succeeds to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, the successor or surviving company shall be the successor to the property trustee or the Delaware trustee under the trust agreement, so long as it is otherwise qualified and eligible. (Trust Agreement, Section 8.12.)

VOTING RIGHTS

     Except with respect to amendments to the trust agreement and amendments and assignment of the guarantee, the holders of preferred trust securities will have no voting rights not otherwise required by law or the trust agreement. (Trust Agreement, Section 6.01(a).)

     While junior subordinated debentures are held by the property trustee, the property trustee will not:

     o Direct the time, method and place to conduct any proceeding for any remedy available to the debenture trustee, or to execute any trust or power conferred on the debenture trustee with respect to the junior subordinated debentures;

     o    Waive any past default under the subordinated indenture;

     o Exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable; or

     o Consent to any amendment, modification or termination of the subordinated indenture or the junior subordinated debentures, where that consent will be required;

without, in each case, obtaining the prior approval of the holders of preferred trust securities having at least 66 2/3% of the liquidation preference amount of the outstanding preferred trust securities. Where a consent of each holder of junior subordinated debentures affected is required, no consent will be given by the property trustee without the prior consent of each holder of the preferred trust securities. The property trustee shall not revoke any action previously authorized or approved by a vote of the holders of preferred trust securities. If the property trustee fails to enforce its rights under the junior subordinated debentures or the trust agreement, to the fullest extent permitted by law, a holder of the preferred trust securities may institute a legal proceeding directly against TXU Corp. to enforce the property trustee's rights under the junior subordinated debentures or the trust agreement without first instituting any legal proceeding against the property trustee or any one else. The property trustee shall notify all holders of preferred trust securities of any notice of default received from the debenture trustee. The property trustee will not take any action approved by the consent of the holders of the preferred trust securities without an opinion of counsel experienced in those matters to the effect that TXU Capital will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of that action. (Trust Agreement, Sections 6.01(a) and 6.01(b).)

     Holders of preferred trust securities may give any required approval at a meeting convened for that purpose or by written consent without prior notice. (Trust Agreement, Section 6.06.) The administrative trustees will give notice of any meeting at which holders of preferred trust securities are entitled to vote.

     No vote or consent of the holders of preferred trust securities will be required for TXU Capital to redeem and cancel preferred trust securities in accordance with the trust agreement.

     Although holders of preferred trust securities are entitled to vote or consent under any of the circumstances described above, any of the preferred trust securities that are owned by TXU Corp., any trustee under the trust agreement or any affiliate of TXU Corp., shall be treated as if they were not outstanding for purposes of that vote or consent. (Trust Agreement, Section 1.01.)

     Holders of preferred trust securities will have no rights to appoint or remove the administrative trustees of TXU Capital, who may be appointed, removed or replaced solely by TXU Corp. as the holder of the common trust securities. (Trust Agreement, Section 8.10.)

AMENDMENTS

     The trust agreement may be amended from time to time by TXU Capital and TXU Corp., without the consent of any holders of preferred trust securities and common trust securities:

     o To cure any ambiguity, correct or supplement inconsistent provisions, make any other provisions with respect to matters or questions arising under the trust agreement that do not conflict with the other provisions of the trust agreement or any amendments of the trust agreement; or to change the name of the trust; or

     o To modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that TXU Capital will not be classified for United States federal income tax purposes as an association taxable as a corporation at any time that any preferred trust securities and common trust securities are outstanding or to ensure TXU Capital's exemption from the status of an "investment company" under the Investment Company Act of 1940.

No amendment described above may materially adversely affect the interests of any holder of preferred trust securities and common trust securities. The amendments of the trust agreement which cure ambiguity, correct inconsistencies or supplement existing provisions will become effective when notice of the amendment is given to the holders of preferred trust securities and common trust securities.

     Except as provided below, any provision of the trust agreement may be amended by the trustees and TXU Corp. with:

     o The consent of holders of preferred trust securities and common trust securities representing not less than a majority in aggregate liquidation preference amount of the preferred trust securities and common trust securities then outstanding; and

     o Receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with the amendment will not cause TXU Capital to be classified for federal income tax purposes as an association taxable as a corporation or affect TXU Capital's exemption from status of an "investment company" under the Investment Company Act.

     Each holder of preferred trust securities or common trust securities must consent to any amendment to the trust agreement that:

     o Changes the amount or timing of any distribution with respect to preferred trust securities or common trust securities or otherwise adversely affects the amount of any distribution required to be made in respect of preferred trust securities and common trust securities as of a specified date; or

     o Restricts the right of a holder of preferred trust securities or common trust securities to institute suit for the enforcement of any such payment on or after that date.

     (Trust Agreement, Section 10.03.)

CO-TRUSTEES AND SEPARATE TRUSTEE

     If no event of default under the trust agreement has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property of TXU Capital may at the time be located, TXU Corp., as depositor, and the property trustee may appoint one or more persons approved by the property trustee either to act as co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property. Upon the written request of the property trustee, TXU Corp., as depositor, will for that purpose join with the property trustee in the execution, delivery and performance of all instruments necessary or proper to make that appointment. The appointment will vest in that person or persons in that capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. If TXU Corp., as depositor, does not join in that appointment within 15 days after the receipt by it of a request so to do, or in case an event of default under the subordinated indenture has occurred and is continuing, the property trustee alone shall have power to make that appointment. (Trust Agreement, Section 8.09.)

FORM, EXCHANGE, AND TRANSFER

     Preferred trust securities of any TXU Capital trust may be exchanged for other preferred trust securities of that trust in any authorized denomination and with the same terms and total liquidation preference.

     Subject to the terms of the trust agreement, preferred trust securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the preferred trust security registrar or at the office of any transfer agent designated by TXU Corp. for such purpose. TXU Corp. may designate itself the preferred trust security registrar. No service charge will be made for any registration of transfer or exchange of preferred trust securities, but TXU Corp. may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer. In that case, the holder requesting transfer must pay the tax or charges and give any indemnity that TXU Capital or TXU Corp. may require. (Trust Agreement, Section 5.04.) A transfer or exchange will be made when the transfer agent is satisfied with the documents of title and identity of the person making the request. TXU Corp. may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that TXU Corp. will be required to maintain a transfer agent in each place of payment for preferred trust securities.

     TXU Capital will not be required to (1) issue, register the transfer of, or exchange any preferred trust securities during the period beginning 15 calendar days before the mailing of a notice of redemption of any preferred trust securities called for redemption and ending at the close of business on the day the notice is mailed or (2) register the transfer of or exchange any preferred trust securities so selected for redemption, in whole or in part, except the unredeemed portion of any preferred trust securities being redeemed in part.

REGISTRAR AND TRANSFER AGENT

     TXU Business Services Company will act as registrar and transfer agent for the preferred trust securities.

     Registration of transfers of the preferred trust securities will be made without charge by TXU Capital, unless tax or other governmental charges are imposed. In that case, the holder requesting transfer must pay the tax or charges and give such indemnity as TXU Capital or TXU Corp. may require.

INFORMATION ABOUT THE PROPERTY TRUSTEE AND THE DELAWARE TRUSTEE

     The property trustee and the Delaware trustee under the trust agreement will be The Bank of New York and The Bank of New York (Delaware), respectively. In addition to acting as property trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, the guarantee trustee under the guaranty and the debenture trustee under the subordinated indenture. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and other affiliates. TXU Corp. and other affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the property trustee in the ordinary course of their businesses.

DUTIES OF THE TRUSTEES

     The Delaware trustee will act as the resident trustee in the State of Delaware and will have no other significant duties. (Trust Agreement, Section 2.06.) The property trustee will hold the junior subordinated debentures on behalf of TXU Capital and will maintain a payment account with respect to the preferred trust securities and common trust securities, and will also act as trustee under the trust agreement for the purposes of the Trust Indenture Act.

     The administrative trustees of TXU Capital are authorized and directed to conduct the affairs of TXU Capital and to operate TXU Capital so that TXU Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxed as a corporation for United States federal income tax purposes and so that the junior subordinated debentures will be treated as indebtedness of TXU Corp. for United States federal income tax purposes. In this regard, the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the trust agreement, that the administrative trustees determine in their discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the preferred trust securities. (Trust Agreement, Section 2.07(d).)

GOVERNING LAW

     The trust agreement and the preferred trust securities will be governed by, and construed in accordance with, the laws of the State of Delaware. (Trust Agreement, Section 10.05.)

MISCELLANEOUS

     Holders of the preferred trust securities have no preemptive or similar rights.

                          DESCRIPTION OF THE GUARANTEE

     Material terms of the guarantee that TXU Corp. will execute and deliver for the benefit of the holders of the preferred trust securities are summarized below. The form of guarantee was filed with the SEC, and you should read the guarantee for provisions that may be important to you. The guarantee will be qualified as an indenture under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the guarantee. Whenever particular provisions or defined terms of the guarantee are referred to in this prospectus, those defined terms are incorporated herein by reference.

     The Bank of New York will act as guarantee trustee under the guarantee. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred trust securities.

GENERAL TERMS OF THE GUARANTEE

     TXU Corp. will irrevocably and unconditionally agree to make the guarantee payments listed below in full to the holders of the preferred trust securities if they are not made by TXU Capital, as and when due, regardless of any defense, right of set-off or counterclaim that TXU Corp. may have or assert. The following payments will be subject to the guarantee (without duplication):

     o Any accrued and unpaid distributions required to be paid on preferred trust securities, to the extent TXU Capital has funds available therefor;

     o The redemption price, plus all accrued and unpaid distributions, for any preferred trust securities called for redemption by TXU Capital, to the extent TXU Capital has sufficient funds for payments; and

     o Upon a voluntary or involuntary dissolution, winding-up or termination of TXU Capital except in connection with the distribution of junior subordinated debentures to the holders in exchange for preferred trust securities as provided in the trust agreement or upon a redemption of all of the preferred trust securities upon maturity or redemption of the junior subordinated debentures as provided in the trust agreement, the lesser of:

          (1) the aggregate of the liquidation preference and all accrued and unpaid distributions on preferred trust securities to the date of payment, to the extent that TXU Capital has funds available therefor; and

          (2) the amount of assets of TXU Capital remaining available for distribution to holders of preferred trust securities in liquidation of TXU Capital. (Guarantee Agreement, Section 5.01.)

TXU Corp.'s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by TXU Corp. to the holders of preferred trust securities or by causing TXU Capital to pay those amounts to those holders. (Guarantee Agreement, Section 5.01.)

     The guarantee will be a guarantee with respect to the preferred trust securities, but will not apply to any payment of distributions if and to the extent that TXU Capital does not have funds available to make those payments or to any collection of payment.

     If TXU Corp. does not make interest payments on the junior subordinated debentures held by TXU Capital, TXU Capital will not have funds available to pay distributions on the preferred trust securities. The guarantee will rank subordinate and junior in right of payment to all liabilities of TXU Corp. except liabilities that are equal in right of payment by their terms. (Guarantee Agreement, Section 6.01.)

     TXU Corp. will enter into an Agreement as to Expenses and Liabilities with TXU Capital, to provide funds to TXU Capital as needed to pay obligations of TXU Capital to parties other than holders of preferred trust securities. The junior subordinated debentures and the guarantee, together with the obligations of TXU Corp. with respect to the preferred trust securities under the subordinated indenture, the trust agreement, the guarantee and the agreement as to expenses and liabilities, constitute a full and unconditional guarantee of the preferred trust securities by TXU Corp. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes that guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by TXU Corp. of the preferred trust securities.

AMENDMENTS AND ASSIGNMENT

     No vote is required for changes to the guarantee that do not materially adversely affect the rights of holders of preferred trust securities. Other terms of the guarantee may be changed only with the prior approval of the holders of the preferred trust securities having at least 66 2/3% of the total liquidation preference amount of the outstanding preferred trust securities. (Guarantee Agreement, Section 8.02.) All guarantees and agreements contained in the guarantee will bind the successors, assigns, receivers, trustees and representatives of TXU Corp. and will inure to the benefit of the holders of the preferred trust securities then outstanding. (Guarantee Agreement, Section 8.01.)

EVENTS OF DEFAULT

     An event of default under the guarantee will occur if TXU Corp. fails to perform any of its payment obligations under the guarantee. The holders of the preferred trust securities having a majority of the liquidation preference of the preferred trust securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. (Guarantee Agreement, Section 5.04.)

     If the guarantee trustee fails to enforce the guarantee, any holder of the preferred trust securities may enforce the guarantee, or institute a legal proceeding directly against TXU Corp. to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against TXU Capital, the guarantee trustee or anyone else. (Guarantee Agreement, Section 5.04.)

     TXU Corp. will be required to provide an annual statement to the guarantee trustee about TXU Corp.'s performance of some of its obligations under the guarantee and any default in its performance of the obligations.

     TXU Corp. will also be required to file annually with the guarantee trustee an officer's certificate as to TXU Corp.'s compliance with all conditions under the guarantee. (Guarantee Agreement, Section 2.04.)

INFORMATION ABOUT THE GUARANTEE TRUSTEE

     The guarantee trustee will undertake to perform only those duties specifically set forth in the guarantee until a default occurs. After a default under the guarantee, the guarantee trustee must exercise the same degree of care in its duties as a prudent individual would exercise in the conduct of his or her own affairs. (Guarantee Agreement, Section 3.01(b).) Otherwise, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the preferred trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. (Guarantee Agreement, Section 3.01(c).)

     The guarantee trustee under the guarantee will be The Bank of New York. In addition to acting as guarantee trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, property trustee under the trust agreement, the debenture trustee under the subordinated indenture; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and other affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the guarantee trustee in the ordinary course of their businesses.

TERMINATION OF THE GUARANTEE

     The guarantee will terminate and be of no further force and effect upon:

     o Full payment of the redemption price, plus accrued and unpaid distributions, for all the preferred trust securities;

     o The distribution of junior subordinated debentures to holders of the preferred trust securities in exchange for all of the preferred trust securities; or

     o    Full payment of the amounts payable upon liquidation of TXU Capital.

     The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred trust securities must restore payment of any sums paid under the preferred trust securities or the guarantee. (Guarantee Agreement, Section 7.01.)

STATUS OF THE GUARANTEE

     The guarantee will be an unsecured obligation of TXU Corp. and will rank:

     o Subordinate and junior in right of payment to all liabilities of TXU Corp., except any liabilities that are equal in right of payment by their terms;

     o Equal in right of payment with the most senior preferred or preference stock that may be issued by TXU Corp. and with any guarantee that may be entered into by TXU Corp. in respect of any preferred or preference stock of any affiliate of TXU Corp.; and

     o    Senior to TXU Corp.'s common stock.

     (Guarantee Agreement, Section 6.01.)

     The trust agreement provides that by accepting preferred trust securities, a holder agrees to the subordination provisions and other terms of the guarantee.

     The guarantee will be a guarantee of payment and not of collection, that is, the guaranteed party may institute a legal proceeding directly against TXU Corp. to enforce its rights under the guarantee without first instituting a legal proceeding against anyone else.

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, obligations under the guarantee, as obligations of a holding company, will generally have a position junior to claims of creditors and preferred stockholders of the subsidiaries of TXU Corp.

GOVERNING LAW

     The guarantee will be governed by and construed in accordance with the laws of the State of New York. (Guarantee Agreement, Section 8.06.)

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     The junior subordinated debentures which the property trustee will hold on behalf of TXU Capital as trust assets will be subordinated obligations of TXU Corp. The junior subordinated debentures will be issued under one or more separate subordinated indentures between TXU Corp. and The Bank of New York, as debenture trustee with respect to the junior subordinated debentures.

     Material terms of the junior subordinated debentures are summarized below. The form of the subordinated indenture has been filed with the SEC, and you should read the subordinated indenture for provisions that may be important to you. The subordinated indenture will be qualified under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the junior subordinated debentures. Whenever particular provisions or defined terms in a subordinated indenture are referred to in this prospectus, those provisions or defined terms are incorporated by reference in this prospectus.

     The subordinated indenture provides for the issuance of junior subordinated debentures and other subordinated debt in an unlimited amount from time to time. The junior subordinated debentures issued to TXU Capital will constitute a separate series of junior subordinated debentures under the subordinated indenture.

     The junior subordinated debentures, as debt of a holding company, will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp.

     A prospectus supplement and an officer's certificate relating to the junior subordinated debentures being offered will include specific terms relating to that offering. These terms will include some or all of the following:

     o    The title of the junior subordinated debentures;

     o Any limit upon the total principal amount of the junior subordinated debentures;

     o The dates on which the principal of the junior subordinated debentures will be payable and how it will be paid;

     o The interest rate or rates which the junior subordinated debentures will bear, or how the rate or rates will be determined, the interest payment dates for the junior subordinated debentures and the regular record dates for interest payments;

     o Any right to extend the interest payment periods for the junior subordinated debentures;

     o The percentage, if less than 100%, of the principal amount of the junior subordinated debentures, which will be payable if the maturity of the junior subordinated debentures is accelerated;

     o Any date or dates on which the junior subordinated debentures may be redeemed at the option of TXU Corp. and any restrictions on those redemptions;

     o Any sinking fund or other provisions that would obligate TXU Corp. to repurchase or otherwise redeem the junior subordinated debentures;

     o Any changes or additions to the Events of Default under the subordinated indenture or changes or additions to the covenants of TXU Corp. under the subordinated indenture;

     o If the junior subordinated debentures will be issued in denominations other than $25 or a multiple thereof;

     o If payments on the junior subordinated debentures may be made in a currency or currencies other than United States dollars;

     o Any rights or duties of another person to assume the obligations of TXU Corp. with respect to the junior subordinated debentures;

     o Any collateral, security, assurance or guarantee for the junior subordinated debentures; and

     o Any other terms of the junior subordinated debentures not inconsistent with the terms of the subordinated indenture.

     (Subordinated Indenture, Section 301.)

     The junior subordinated debentures of each series will be limited in total principal amount to the sum of the aggregate liquidation preference amount of the preferred trust securities and the consideration paid by TXU Corp. for the common trust securities for the related TXU Capital trust. The junior subordinated debentures are unsecured, subordinated obligations of TXU Corp. which rank junior to all of TXU Corp.'s Senior Indebtedness. (Subordinated Indenture, Section 1501.) Senior Indebtedness is defined in the subordinated indenture to include all notes and other obligations, including guarantees of TXU Corp., for borrowed money that is not subordinate or junior in right of payment to any other indebtedness of TXU Corp. unless by its terms it is equal in right of payment to the junior subordinated debentures. The obligations of TXU Corp. under the guarantee and the junior subordinated debentures will not be deemed to be Senior Indebtedness. (Subordinated Indenture, Section 101.) The amounts payable as principal and interest on the junior subordinated debentures will be sufficient to provide for payment of distributions payable on preferred trust securities and common trust securities.

     If junior subordinated debentures are distributed to holders of preferred trust securities in a dissolution of TXU Capital, the junior subordinated debentures will be issued in fully registered certificated form in the denominations and integral multiples of the denominations in which the preferred trust securities have been issued, and they may be transferred or exchanged at the offices of the debenture trustee. (Subordinated Indenture, Section 201.)

     Payments of principal and interest on junior subordinated debentures will be payable, at the corporate trust office of the debenture trustee in The City of New York. However, TXU Corp. may choose to make payment of interest by check mailed to the address of the persons entitled to it and may require that the payment in full of principal with respect to any junior subordinated debenture be made only upon surrender of the junior subordinated debenture to the debenture trustee. The transfer of junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other denominations of the same aggregate principal amount, at the offices of TXU Business Services Company in Dallas, Texas.

OPTIONAL REDEMPTION

     For so long as TXU Capital is the holder of all the related outstanding junior subordinated debentures, the proceeds of any optional redemption will be used by TXU Capital to redeem preferred trust securities and common trust securities in accordance with their terms.

     The debenture trustee will give notice to the holders of any optional redemption of junior subordinated debentures, not less than 30 nor more than 60 days prior to that redemption. All notices of redemption will state the redemption date and the redemption price plus accrued and unpaid interest. If less than all the junior subordinated debentures are to be redeemed, the notice will identify those to be redeemed and the portion of the principal amount of any junior subordinated debentures to be redeemed in part. The notice will state that on the redemption date, subject to the debenture trustee's receipt of the redemption monies, the redemption price plus accrued and unpaid interest will become due and payable on each junior subordinated debenture to be redeemed and that interest thereon will cease to accrue on and after that date. It will name the place or places where the junior subordinated debentures are to be surrendered for payment of the redemption price plus accrued and unpaid interest. (Subordinated Indenture, Section 4.04.)

INTEREST

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the junior subordinated debentures is not a business day, then payment will be made on the next business day. No interest will be paid in respect of any such delay. However, if the delayed payment date is in the next calendar year, the payment will be made on the last business day of the earlier year. These payments will have the same force and effect as if made on the date the payment was originally payable. (Subordinated Indenture, Section 113.)

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as there is no default in the payment of interest on the junior subordinated debentures, TXU Corp. may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods. As a consequence, distributions on preferred trust securities would be deferred during any extension period. Interest would, however, continue to accrue. If TXU Corp. extends the interest period or is in default under the guarantee or with respect to payments on the junior subordinated debentures, TXU Corp. may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of TXU Corp.;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

     o Redeem any indebtedness that is equal in right of payment with the junior subordinated debentures; or

     o    Make any guarantee payments with respect to any of the above.

     (Subordinated Indenture, Section 608.)

     Any extension period with respect to payment of interest on the junior subordinated debentures, or any extended interest payment period in respect of other securities issued under the subordinated indenture or on any similar securities, will apply to all securities of the same type. Those extensions will also apply to distributions on preferred trust securities and common trust securities and all other securities with terms substantially the same as preferred trust securities and common trust securities. Before an extension period ends, TXU Corp. may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Corp. may select a new extension period. No interest period may be extended beyond the maturity of the junior subordinated debentures. TXU Corp. will give TXU Capital and the debenture trustee notice of its election of an extension period prior to the earlier of (1) one business day before the record date for the distribution which would occur if TXU Corp. did not make the election to extend or (2) the date TXU Corp. is required to give notice to the New York Stock Exchange or any other applicable self-regulatory organization of the record date. TXU Corp. will cause TXU Capital to send notice of that election to the holders of preferred trust securities.

ADDITIONAL INTEREST

     So long as any preferred trust securities remain outstanding, if TXU Capital is required to pay any taxes, duties, assessments or governmental charges imposed by the United States or any other taxing authority on income derived from the interest payments on the junior subordinated debentures, then TXU Corp. will pay as interest on the junior subordinated debentures any additional interest that may be necessary in order that the net amounts retained by TXU Capital after the payment of those taxes, duties, assessments or governmental charges will be the same as TXU Capital would have had in the absence of the payment of those taxes, duties, assessments or governmental charges. (Subordinated Indenture, Section 312.)

ASSIGNMENT OF OBLIGATIONS

     TXU Corp. may assign its obligations under the junior subordinated debentures and the subordinated indenture to a wholly-owned subsidiary, provided that no event of default under the subordinated indenture, or event which with the passage of time or the giving of required notice, or both, would become an event of default under the subordinated indenture, has occurred and is continuing. The subsidiary must assume in writing TXU Corp.'s payment obligations under the junior subordinated debentures and under the subordinated indenture. TXU Corp. must fully and unconditionally guarantee payment of the obligations of the assuming subsidiary under the junior subordinated debentures and the subordinated indenture.

     If such an assignment is made, TXU Corp. will be released and discharged from all its other obligations under the junior subordinated debentures and the subordinated indenture. Any covenants made by TXU Corp. with respect to the junior subordinated debentures would become solely covenants of, and would relate only to, the subsidiary.

DEFEASANCE

     TXU Corp. will be discharged from its obligations on the junior subordinated debentures of a particular series if it deposits with the debenture trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of the junior subordinated debentures. (Subordinated Indenture, Section 701.)

SUBORDINATION

     The junior subordinated debentures will be subordinate and junior in right of payment to all Senior Indebtedness of TXU Corp. (Subordinated Indenture,
Section 1501.) No payment of the principal of the junior subordinated debentures (including redemption and sinking fund payments), or interest on the junior subordinated debentures may be made until all holders of Senior Indebtedness have been paid, if any of the following occurs:

     o    Specified events of bankruptcy, insolvency or reorganization of TXU
          Corp.;

     o Any Senior Indebtedness is not paid when due and that default continues without waiver;

     o Any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness have accelerated the maturity of the indebtedness; or

     o The maturity of any other series of junior subordinated debentures under the subordinated indenture has been accelerated, because of an event of default under the subordinated indenture which remains uncured.

     (Subordinated Indenture, Section 1501.)

     Upon any distribution of assets of TXU Corp. to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness must be paid in full before the holders of the junior subordinated debentures are entitled to receive or retain any payment. (Subordinated Indenture, Section 1504.)

     The subordinated indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of June 30, 2000 TXU Corp. had approximately $2.623 billion principal amount of indebtedness for borrowed money constituting Senior Indebtedness.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

     Under the terms of the subordinated indenture, TXU Corp. may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o The surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Corp.'s obligations on all junior subordinated debentures issued under the subordinated indenture;

     o Immediately after giving effect to the transaction, no event of default under the subordinated indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

     o TXU Corp. shall have delivered to the debenture trustee an officer's certificate and an opinion of counsel as provided in the subordinated indenture.

     (Subordinated Indenture, Section 1101.)

EVENTS OF DEFAULT

     "Event of default" when used in the subordinated indenture or junior subordinated debentures, will mean any of the following:

     (1) Failure to pay interest on any junior subordinated debenture for 30 days after it is due;

     (2) Failure to pay the principal of or any premium on any junior subordinated debenture when due;

     (3) Failure to perform any other covenant in the subordinated indenture, other than a covenant that does not relate to that series of junior subordinated debentures, that continues for 90 days after TXU Corp. receives written notice from the debenture trustee or TXU Corp. and the debenture trustee receives a written notice from 33% of the holders of the junior subordinated debentures of that series;

     (4) Specified events of bankruptcy, insolvency or reorganization of TXU Corp.; or

     (5) Any other event of default included in any supplemental indenture or officer's certificate for that series of junior subordinated debentures.

     (Subordinated Indenture, Section 801.)

     An event of default under the subordinated indenture for a particular series of junior subordinated debentures does not necessarily constitute an event of default for any other series of junior subordinated debentures issued under the subordinated indenture. The debenture trustee may withhold notice to the holders of junior subordinated debentures of any default except a default in the payment of principal or interest if it considers such withholding of notice to be in the best interests of the holders.

REMEDIES

     If an event of default under the subordinated indenture for any series of junior subordinated debentures occurs and continues, the debenture trustee or the holders of at least 33% in aggregate principal amount of the junior subordinated debentures of the series may declare the entire principal amount of all the junior subordinated debentures of that series, together with accrued interest thereon, to be due and payable immediately. However, if the event of default is applicable to all outstanding junior subordinated debentures under the subordinated indenture, only the debenture trustee or holders of at least 33% in aggregate principal amount of all outstanding junior subordinated debentures of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration. (Subordinated Indenture, Section 802.)

     At any time after a declaration of acceleration with respect to the junior subordinated debentures of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default under the subordinated indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o TXU Corp. has paid or deposited with the debenture trustee a sum sufficient to pay:

          (1) all overdue interest on all junior subordinated debentures of the series;

          (2) the principal of and premium, if any, on any junior subordinated debentures of the series which have otherwise become due and interest that is currently due;

          (3)  interest on overdue interest; and

          (4) all amounts due to the debenture trustee under the subordinated indenture; and

     o Any other event of default with respect to the junior subordinated debentures of that series has been cured or waived as provided in the subordinated indenture.

     (Subordinated Indenture, Section 802.)

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Corp.

     Other than its duties in case of an event of default under the subordinated indenture, the debenture trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request, order or direction of any of the holders, unless the holders offer the debenture trustee a reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of junior subordinated debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee or exercising any power conferred upon the debenture trustee. However, if the event of default under the subordinated indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, voting as one class, will have the right to give this direction. The debenture trustee is not obligated to comply with directions that conflict with law or other provisions of the subordinated indenture. (Subordinated Indenture, Section 812.)

     No holder of junior subordinated debentures of any series will have any right to institute any proceeding under the subordinated indenture, or any remedy under the subordinated indenture, unless:

     o The holder has previously given to the debenture trustee written notice of a continuing event of default under the subordinated indenture;

     o The holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series in respect of which an event of default under the subordinated indenture will have occurred and be continuing have made a written request to the debenture trustee, and have offered reasonable indemnity to the debenture trustee to institute proceedings; and

     o The debenture trustee has failed to institute any proceeding for 60 days after notice.

     (Subordinated Indenture, Section 807.)

However, these limitations do not apply to a suit by a holder of a junior subordinated debenture for payment of the principal, premium or interest on a subordinated junior debenture on or after the applicable due date. (Subordinated Indenture, Section 808.)

     TXU Corp. will provide to the debenture trustee an annual statement by an appropriate officer as to TXU Corp.'s compliance with all conditions and covenants under the subordinated indenture. (Subordinated Indenture, Section 606.)

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED TRUST SECURITIES

     If there is an event of default under the subordinated indenture, then the holders of preferred trust securities will rely on the property trustee or the debenture trustee, acting for the benefit of the property trustee, to enforce the property trustee's rights against TXU Corp. as a holder of the junior subordinated debentures. However, a holder of preferred trust securities may enforce the subordinated indenture directly against TXU Corp. to the same extent as if the holder of preferred trust securities held a principal amount of junior subordinated debentures equal to the aggregate liquidation preference amount of its preferred trust securities. (Subordinated Indenture, Section 610.)

     The holders of preferred trust securities would not be able to exercise directly against TXU Corp. any other rights unless the property trustee or the debenture trustee failed to do so for 60 days. Upon that failure, the holders of a majority of the aggregate liquidation amount of the outstanding preferred trust securities would have the right to directly institute proceedings for enforcement of all other rights against TXU Corp. to the fullest extent permitted by law. (Subordinated Indenture, Section 807.)

MODIFICATION AND WAIVER

     Without the consent of any holder of junior subordinated debentures, TXU Corp. and the debenture trustee may enter into one or more supplemental indentures for any of the following purposes:

     o To evidence the assumption by any permitted successor of the covenants of TXU Corp. in the subordinated indenture and in the junior subordinated debentures;

     o To add additional covenants of TXU Corp. or to surrender any right or power of TXU Corp. under the subordinated indenture;

     o    To add additional events of default;

     o To change or eliminate or add any provision to the subordinated indenture; provided, however, if the change will adversely affect the interests of the holders of junior subordinated debentures of any series in any material respect, the change, elimination or addition will become effective only:

          (1) when the consent of the holders of junior subordinated debentures of that series has been obtained in accordance with the subordinated indenture; or

          (2) when no junior subordinated debentures of the affected series remain outstanding under the subordinated indenture;

     o To provide collateral security for all but not part of the junior subordinated debentures;

     o To establish the form or terms of junior subordinated debentures of any other series as permitted by the subordinated indenture;

     o To provide for the authentication and delivery of bearer securities with or without coupons;

     o To evidence and provide for the acceptance of appointment of a successor trustee;

     o To provide for the procedures required for use of a noncertificated system of registration for the junior subordinated debentures of all or any series;

     o To change any place where principal, premium and interest shall be payable, junior subordinated debentures may be surrendered for registration of transfer or exchange and notices to TXU Corp. may be served; or

     o To cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the subordinated indenture; provided that the action will not adversely affect the interests of the holders of junior subordinated debentures of any series in any material respect.

     (Subordinated Indenture, Section 1201.)

     The holders of at least a majority in aggregate principal amount of the junior subordinated debentures of all series then outstanding may waive compliance by TXU Corp. with some restrictive provisions of the subordinated indenture. The holders of not less than a majority in principal amount of the outstanding junior subordinated debentures of any series may waive any past default under the subordinated indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and some covenants and provisions of the subordinated indenture that cannot be modified or be amended without the consent of the holder of each outstanding junior subordinated debenture of the series affected. (Subordinated Indenture, Section 813.)

     If the Trust Indenture Act is amended after the date of the subordinated indenture in such a way as to require changes to the subordinated indenture, the subordinated indenture will be deemed to be amended so as to conform to that amendment of the Trust Indenture Act. TXU Corp. and the debenture trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Subordinated Indenture, Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the junior subordinated debentures of all series then outstanding is required for all other modifications to the subordinated indenture. However, if less than all of the series of junior subordinated debentures outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

     o Change the stated maturity of the principal of, or any installment of principal of or interest on any junior subordinated debenture, or reduce the principal amount of any junior subordinated debenture or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any junior subordinated debenture, without the consent of the holder;

     o Reduce the percentage in principal amount of the outstanding junior subordinated debentures of any series whose consent is required for any supplemental indenture, or any waiver of compliance with a provision of the subordinated indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

     o Modify some of the provisions of the subordinated indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the junior subordinated debentures of any series, without the consent of the holder of each outstanding junior subordinated debenture affected by them. (Subordinated Indenture, Section 1202.)

     A supplemental indenture which changes the subordinated indenture solely for the benefit of one or more particular series of junior subordinated debentures, or modifies the rights of the holders of junior subordinated debentures of one or more series, will not affect the rights under the subordinated indenture of the holders of the junior subordinated debentures of any other series. So long as any preferred trust securities remain outstanding, the debenture trustee may not consent to a supplemental indenture without the prior consent of the holders of a majority in aggregate liquidation preference of all preferred trust securities or, in the case of changes described in the clauses immediately above, 100% in aggregate liquidation preference of all such preferred trust securities then outstanding which would be affected. (Subordinated Indenture, Section 1202.)

     The subordinated indenture provides that junior subordinated debentures owned by TXU Corp. or anyone else required to make payments on the junior subordinated debentures shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Subordinated Indenture, Section 101.)

     TXU Corp. may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of holders, but TXU Corp. shall have no obligation to do so. If TXU Corp. fixes a record date, the request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on the record date will be considered to be holders for the purposes of determining whether holders of the required percentage of the outstanding junior subordinated debentures have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose the outstanding junior subordinated debentures shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same junior subordinated debenture and the holder of every junior subordinated debenture issued upon the registration of transfer of or exchange of junior subordinated debentures. A transferee will be bound by acts of the debenture trustee or TXU Corp. in reliance thereon, whether or not notation of that action is made upon the junior subordinated debenture. (Subordinated Indenture, Section 104.)

RESIGNATION OF THE DEBENTURE TRUSTEE

     The debenture trustee may resign at any time by giving written notice to TXU Corp. or may be removed at any time by act of the holders of a majority in principal amount of all series of junior subordinated debentures then outstanding delivered to the debenture trustee and TXU Corp. No resignation or removal of the debenture trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default under the subordinated indenture or event which, after notice or lapse of time, or both, would become an event of default under the subordinated indenture has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Corp. has delivered to the debenture trustee a resolution of its Board of Directors appointing a successor trustee and the successor has accepted that appointment in accordance with the terms of the respective subordinated indenture, the debenture trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the subordinated indenture.

NOTICES

     Notices to holders of junior subordinated debentures will be given by mail to the addresses of the holders as they may appear in the security register. (Subordinated Indenture, Section 106.)

TITLE

     TXU Corp., the debenture trustee, and any agent of TXU Corp. or the debenture trustee, may treat the person in whose name junior subordinated debentures are registered as the absolute owner thereof, whether or not the subordinated debt may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Subordinated Indenture, Section 308.)

GOVERNING LAW

     The subordinated indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Subordinated Indenture, Section 112.)

INFORMATION ABOUT THE DEBENTURE TRUSTEE

     The debenture trustee under the subordinated indenture will be The Bank of New York. In addition to acting as debenture trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, property trustee under the trust agreement and the guarantee trustee under the guaranty; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the debenture trustee in the ordinary course of their business.

                MATERIAL UNITED STATES FEDERAL INCOME TAX MATTERS
                 WITH RESPECT TO THE PREFERRED TRUST SECURITIES

     The following summary describes material United States federal income tax consequences of the ownership and disposition of preferred trust securities as of the date of this prospectus and represents the opinion of Thelen Reid & Priest LLP, counsel to TXU Corp. and TXU Capital, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with preferred trust securities held as capital assets within the meaning of ss.1221 of the Internal Revenue Code of 1986, (the Code), and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, tax exempt entities, persons holding preferred trust securities as a part of a hedging or conversion transaction or a straddle, United States holders (as defined in this prospectus) whose "functional currency" is not the United States dollar, or persons who are not United States holders. In addition, this discussion does not address the tax consequences to persons who purchase preferred trust securities other than in their initial issuance and distribution. Furthermore, the discussion below is based upon the provisions of the Code and Treasury regulations, administrative rulings and judicial decisions under the Code and those regulations as of the date of this prospectus. Those authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. The opinion of Thelen Reid & Priest LLP is not binding on the Internal Revenue Service or the courts.

     PROSPECTIVE PURCHASERS OF PREFERRED TRUST SECURITIES, INCLUDING PERSONS WHO ARE NOT UNITED STATES HOLDERS AND PERSONS WHO PURCHASE PREFERRED TRUST SECURITIES IN THE SECONDARY MARKET, ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF PREFERRED TRUST SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

UNITED STATES HOLDERS

     As used in this prospectus supplement, a "United States holder" means a beneficial owner of a preferred trust security that is:

     o    A citizen or resident of the United States;

     o A corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States;

     o An estate the income of which is subject to United States federal income taxation regardless of its source; or

     o A trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions.

CLASSIFICATION OF TXU CAPITAL

     Thelen Reid & Priest LLP is of the opinion that, under current law and assuming full compliance with the terms of the subordinated indenture and the instruments establishing TXU Capital and other documents, TXU Capital will be classified as a "grantor trust" for United States federal income tax purposes and will not be classified as an association taxable as a corporation. Each United States holder will be treated as owning an undivided beneficial interest in the junior subordinated debentures.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

     Based on the advice of Thelen Reid & Priest LLP, TXU Corp. believes and intends to take the position that the junior subordinated debentures will constitute indebtedness for United States federal income tax purposes. No assurance can be given that this position will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. By purchasing and accepting preferred trust securities, each United States holder covenants to treat the junior subordinated debentures as indebtedness and the preferred trust securities as evidence of an indirect beneficial ownership in the junior subordinated debentures. The remainder of this discussion assumes that the junior subordinated debentures will be classified as indebtedness of TXU Corp. for United States federal income tax purposes.

PAYMENTS OF INTEREST

     Except as described below, stated interest on a junior subordinated debenture will generally be taxable to a United States holder as ordinary income at the time it is paid or accrued in accordance with the United States holder's method of accounting for tax purposes.

ORIGINAL ISSUE DISCOUNT

     The terms of the junior subordinated debentures permit TXU Corp. to defer interest payments on the junior subordinated debentures at any time and from time to time for up to 20 consecutive quarters. TXU Corp. believes that the likelihood of a deferral of interest payments on the junior subordinated debentures is remote and that all such payments should therefore constitute payments of "qualified stated interest" as defined in applicable United States Federal Treasury regulations. Accordingly, the right to defer interest payments on the junior subordinated debentures should not cause the junior subordinated debentures to be treated as issued with an original issue discount (OID).

     If, however, TXU Corp. exercises the option to defer interest payments, then, solely for purposes of determining the yield and maturity of the junior subordinated debentures, the junior subordinated debentures will be treated as having been retired and reissued on the date the option is exercised. In that case, the junior subordinated debentures will be treated as reissued with OID at that time. After the deemed reissuance, all United States holders will be required to accrue interest income as OID even if they use the cash method of accounting, and actual interest payments will not be included in taxable income. Consequently, a United States holder will be required to include OID in income on an economic accrual basis, notwithstanding the fact that TXU Corp. does not make any interest payments on the junior subordinated debentures during a deferral period.

     It should be noted that the Treasury regulations described above have not yet been addressed in any rulings or other interpretations by the Internal Revenue Service (IRS) and it is possible that the IRS could take a contrary position. If the likelihood of a deferral of interest payments on the junior subordinated debentures were not treated as remote, then the junior subordinated debentures would be treated as issued with OID in an amount equal to sum of all interest payable over the term of the junior subordinated debentures, plus the excess, if any, of the principal amount of the junior subordinated debentures over their issue price, and a United States holder would be required to include the OID in income over the term of the junior subordinated debentures on an economic accrual basis, regardless of the holder's regular method of accounting for tax purposes. In that case, the amount and timing of inclusion of the interest income that a United States holder will be required to include in taxable income in a particular taxable year could differ from the amount and timing of inclusion of the interest payments that the United States holder received in that year. United States holders should consult their tax advisors regarding the tax consequences to them, in light of their particular situations, of treating the junior subordinated debentures as issued with OID.

RECEIPT OF JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF TXU
CAPITAL

     The junior subordinated debentures may be distributed to United States holders in exchange for the preferred trust securities upon liquidation of TXU Capital. Unless the liquidation of TXU Capital occurs as a result of TXU Capital being subject to United States federal income tax with respect to interest on the junior subordinated debentures, for United States federal income tax purposes, the distribution would be treated as a non-taxable event to each United States holder, and each United States holder would receive an aggregate tax basis in the junior subordinated debentures equal to the holder's aggregate tax basis in its preferred trust securities. A United States holder's holding period for the junior subordinated debentures received would include the period during which the holder held the preferred trust securities. If, however, the liquidation of TXU Capital were to occur because TXU Capital was subject to United States federal income tax with respect to interest on the junior subordinated debentures, the distribution of the junior subordinated debentures to a United States holder by TXU Capital would likely be a taxable event to the holder, and the holder would recognize gain or loss as if the holder had exchanged its preferred trust securities for junior subordinated debentures in a taxable exchange. See -- "Sale, Exchange and Redemption of the Preferred Trust Securities."

     In specific situations, the junior subordinated debentures may be redeemed for cash and the proceeds of the redemption distributed to holders of preferred trust securities in redemption of the preferred trust securities. The redemption would, for United States federal income tax purposes, constitute a taxable disposition of the preferred trust securities, and a holder would recognize gain or loss as if the holder had sold such redeemed preferred trust securities.
See -- "Sale, Exchange and Redemption of the Preferred Trust Securities."

SALE, EXCHANGE AND REDEMPTION OF THE PREFERRED TRUST SECURITIES

     Upon the sale, exchange or redemption of preferred trust securities, a United States holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or redemption, except for amounts attributable to accrued and unpaid interest, and the holder's adjusted tax basis in the preferred trust securities. A holder's adjusted tax basis in the preferred trust securities will generally equal the amount paid for the preferred trust securities, increased by any OID included in income and decreased by any subsequent distributions on the preferred trust securities. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange or redemption, the preferred trust securities have been held for more than one year. Generally, for non-corporate United States holders, net long-term capital gains are subject to United States federal income tax at a maximum rate of 20%. Under current law, the deductibility of capital losses is subject to limitations.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Subject to the qualification discussed below, income on the preferred trust securities will be reported to United States holders on Forms 1099, which should be mailed to holders by January 31 following each calendar year.

     If required by law, TXU Capital will report annually to the holders of record of the preferred trust securities the interest income paid or OID accrued during the year with respect to the junior subordinated debentures. TXU Capital currently intends to report that information on Form 1099 prior to January 31 following each calendar year. Under current law, holders of record of preferred trust securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to TXU Capital. TXU Capital, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of preferred trust securities who hold their preferred trust securities through nominee holders will typically receive Forms 1099 reflecting the income on their preferred trust securities from the nominee holders rather than from TXU Capital.

     Payments made in respect of, and proceeds from the sale of, preferred trust securities (or junior subordinated debentures distributed to holders of preferred trust securities) may be subject to "backup" withholding tax of 31% if the holder fails to comply with specified identification requirements, or has previously failed to report in full dividend and interest income, or does not otherwise establish its entitlement to an exemption. Any withheld amounts will be allowed as a refund or a credit against the holder's United States federal income tax liability, provided the required information is provided to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     The debt securities, the preference stock and the preferred trust securities described in this prospectus may be offered (a) through agents; (b) through underwriters or dealers; or (c) directly to purchasers.

BY AGENTS

     The debt securities, the preference stock and preferred trust securities may be sold through agents designated by TXU Corp.

BY UNDERWRITERS

     If underwriters are used in the sale of the debt securities, the preference stock and the preferred trust securities, the underwriters will acquire the securities sold for their own account. The underwriters may resell those securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters in an underwritten offering will be obligated to purchase all the offered securities if any are purchased. If a dealer is used in the sale, TXU Corp. or TXU Capital will sell the securities to the dealer as principal. The dealer may then resell the securities at varying prices determined at the time of resale.

DIRECT SALES

     The debt securities, the preference stock and preferred trust securities may also be sold directly by TXU Corp. In that case, no underwriters or agents would be involved.

GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of the debt securities, the preference stock and preferred trust securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from TXU Corp. or TXU Capital and any profit on the resale by them of those securities may be treated as underwriting discounts under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

     TXU Corp. or TXU Capital may authorize agents and underwriters to solicit offers by certain institutions to purchase debt securities, the preference stock and preferred trust securities at the public offering price and on terms described in the applicable prospectus supplement.

     TXU Corp. may have agreements with agents, underwriters and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the agents, underwriters, dealers and remarketing firms may be required to make.

     None of the debt securities, the preference stock or preferred trust securities has an established trading market. TXU Corp. may decide to list any series of securities on a securities exchange. However, TXU Corp. will not be obligated to list securities on an exchange unless it states otherwise in a prospectus supplement. TXU Corp. cannot assure that there will be any liquidity of the trading market for any of the debt securities, the preference stock and preferred trust securities.

     Agents, underwriters and dealers may engage in transactions with, or perform services for, TXU Corp. or its subsidiaries in the ordinary course of business.

                              EXPERTS AND LEGALITY

     The consolidated financial statements of TXU Corp. and subsidiaries, except TXU Eastern Holdings Limited (now known as TXU Europe Limited) with respect to the year ended December 31, 1998, included in the latest Annual Report of TXU Corp. on Form 10-K, and incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in the TXU Corp. Annual Report on Form 10-K for the year ended December 31, 1999. The consolidated financial statements of TXU Europe Limited for the year ended December 31, 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report included in the TXU Corp. Annual Report on Form 10-K for the year ended December 31, 1999. The TXU Europe Limited financial statements referred to above are not included in the TXU Corp. Annual Report on Form 10-K for the year ended December 31, 1999. The consolidated financial statements of TXU Corp. and subsidiaries have been incorporated by reference in this prospectus in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

     With respect to any unaudited condensed consolidated interim financial information of TXU Corp. included in TXU Corp.'s Quarterly Reports on Form 10-Q which are or will be incorporated in this prospectus by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. As stated in any of their reports included in TXU Corp.'s Quarterly Reports on Form 10-Q which are or will be incorporated by reference in this prospectus, Deloitte & Touche LLP did not audit and did not express an opinion on that interim financial information. Accordingly, the degree of reliance on the reports on that information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any of their reports on the unaudited condensed consolidated interim financial information because those reports are not "reports" or a "part" of the registration statement filed under the Securities Act with respect to the debt securities, preference stock or preferred trust securities prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

     Matters of Delaware law relating to the validity of the preferred trust securities, the enforceability of the trust agreement and the creation of TXU Capital are being passed upon by Richards, Layton & Finger, P.A., special Delaware counsel for TXU Corp. and TXU Capital. The legality of the other securities offered in this prospectus will be passed upon for TXU Corp. and TXU Capital by Worsham Forsythe Woolridge LLP, Dallas, Texas and by Thelen Reid & Priest LLP, New York, New York and for the underwriters by Winthrop, Stimson,

Putnam & Roberts, New York, New York. However, all matters pertaining to incorporation of TXU Corp. and all other matters of Texas law will be passed upon only by Worsham Forsythe Woolridge LLP. At June 30, 2000, members of the firm of Worsham Forsythe Woolridge LLP owned approximately 47,000 shares of the common stock of TXU Corp.

     The statements of law and legal conclusions under the caption MATERIAL UNITED STATES FEDERAL INCOME TAX MATTERS WITH RESPECT TO THE PREFERRED TRUST SECURITIES have been reviewed by Thelen Reid & Priest LLP, counsel to TXU Corp., and such statements are made upon their authority as experts.

                                  $800,000,000




                                    TXU CORP.




                 6.375% Series J Senior Notes due June 15, 2006




                       ----------------------------------

                              PROSPECTUS SUPPLEMENT

                                  JUNE 8, 2001

                       ----------------------------------


                                 LEHMAN BROTHERS

                                    JPMORGAN

                                   UBS WARBURG